COLLABORATIVE RESEARCH AGREEMENT

JAMES COOK UNIVERSITY

and

ATLAS PACIFIC LIMITED

THIS AGREEMENT is made on the 8TH day of JUNE two thousand and four

BETWEEN JAMES COOK UNIVERSITY (ABN 46 253 211 955) of Townsville in the State of Queensland,

(in this Agreement called "JCU"),

AND ATLAS PACIFIC LIMITED (ABN 32 009 220 053) of Fremantle in the State of Western Australia

(in this Agreement called "Atlas Pacific")

RECITALS:

A. Atlas Pacific has an interest in obtaining information on the genetics of silver/gold lip pearl oyster (*Pinctada maxima*) population.

B. With the assistance of funding and in-kind support of Atlas Pacific, JCU has agreed to undertake a joint Research Project with Atlas Pacific to investigate options for the genetic improvement of the silver/gold lip pearl oyster (*Pinctada maxima*), and as part of that Research Project to provide information to Atlas Pacific on the genetics of its *Pinctada maxima* population.

THIS AGREEMENT PROVIDES:

INTERPRETATION

1.1 In this Agreement:

Atlas Final Report means the report provided to Atlas Pacific at the completion of the Research Project.

Atlas Reports means the reports provided to Atlas Pacific by JCU in strict compliance with the content requirements in Schedule 2 of this Agreement during the course of the project but does not include the Atlas Final Report.

Atlas Chief Investigator means Dr Joseph Taylor and Dr Jens Knauer;

Background Intellectual Property means any Intellectual Property of either Party that is in existence at the commencement of the Research Project or is created outside the scope of the Research Project which either Party contributes to the Research Project;

Confidential Information:

(a) means a fact, data, an opinion, a secret, an idea, a process, a methodology, know how, a model, a formulation communicated by one Party to another and at the time of communication identified as Confidential Information by the disclosing Party; and

(b) includes copies of the Confidential Information, whether such copies are tangible copies, or stored by any electronic or computer assisted medium, including disk, diskette, or tape or stored in any other manner whatsoever;

Intellectual Property means all rights in respect of the following:

(a) an invention or discovery; manner, method or process of manufacture; method or principle of construction; chemical composition or formulation; computer program; integrated circuit, circuit layout or semiconductor chip layout or design; plan, drawing or design; or scientific, technical or engineering information or document;

(b) improvement, modification or development of any of the foregoing;

(c) patent, application for a patent, right to apply for a patent or similar rights for or in respect of any the Intellectual Property referred to in sub-paragraphs (a) or (b);

(d) trade secret, know-how, or right of secrecy or confidentiality in respect of any information or document or other Intellectual Property referred to in sub-paragraphs (a) or (b);

(e) copyright or other rights in the nature of copyright subsisting in any works or other subject matter referred to in sub-paragraphs (a) or (b); and

(f) Confidential Information.

JCU Chief Investigator means Dr Dean Jerry;

JCU Reports means the reports provided to JCU during the course of the project

Moral Rights means the right to attribution of authorship, the right not to have authorship falsely attributed, and the right of integrity of authorship granted to authors under the *Copyright Act 1968* (Cth);

Party means either JCU or Atlas Pacific. **Parties** means both of them;

Project Intellectual Property means any Intellectual Property that arises from the collaborative Research Project and includes the Atlas Reports and Final Report but does not include Intellectual Property in the Student Results;

Research Funds means the research funds provided by Atlas Pacific in accordance with Schedule 3;

Research Project means the program of research described in Schedule 1;

Student means the postgraduate student of JCU who will undertake a component of the Research Project, namely an investigation into the population genetics of Indo-Pacific populations of *Pinctada maxima*; and

Student Results means the results of that component of the Research Project.

1.2 The term of this Agreement will be from the date of this Agreement until 31 December 2007.

RESEARCH PROJECT

2.1 JCU and Atlas Pacific will jointly undertake the Research Project. Any changes to the Research Project must be mutually agreed in writing between the Parties and Schedule 1 must be updated accordingly.

2.2 JCU and Atlas Pacific must ensure that the Research Project is carried out:

(a) diligently, competently and expeditiously, and

(b) in accordance with accepted scientific and ethical principles and standards and laboratory procedures.

2.3 Atlas Pacific will provide the Research Funds and in-kind support to the Research Project in accordance with Schedule 3.

2.4 If any equipment is purchased with the use of funds provided pursuant to this Agreement:

(a) for the duration of the Research Project the needs of the Research Project shall be met with that equipment in priority to all other needs, and

(b) from the date that equipment is purchased, it is the sole property of the Party on whose premises the equipment is situated. The Party who gains ownership of the equipment will allow the other Party to have access to this equipment and to use it on the owner's premises for its useful life.

2.5 JCU has the right to make an application to the Australian Research Council ("ARC") for funding of the Research Project under the ARC Linkage - Project Scheme ("the Scheme") and Atlas Pacific agrees to support the application as the industry partner. If the application is successful, the Research Funds committed by Atlas Pacific under this agreement will be used as the industry partner contribution to the Scheme. In the event that the Parties are successful in an application to the Scheme, they would terminate this Agreement and reach a further agreement, substantially in accordance with the terms of this Agreement but subject to the rules of the Scheme that govern agreements between research providers and their industry partners.

CHIEF INVESTIGATOR

3.1 In carrying out the Research Project the Parties will use the services of the JCU Chief Investigator and the Atlas Chief Investigator.

3.2 If the JCU Chief Investigator or the Atlas Chief Investigator for any reason ceases to participate in the Research Project, the Party of that chief investigator must notify the other Party of that fact, and the two Parties will meet to determine:

(a) whether or not the chief investigator should be replaced;

(b) if so, who the replacement would be; and

(c) if not, whether the Research Project should be terminated by mutual consent.

In the event of any dispute in this regard, the matter shall be dealt with in accordance with Clause 20.1.

REPORTS

4.1 JCU must ensure that the JCU Chief Investigator submits the Atlas Reports to Atlas Pacific each quarter for the term of the Research Project with a major report submitted annually.

4.2 Atlas Pacific must ensure that the Atlas Chief Investigator submits the JCU Reports to JCU each quarter for the term of the Research Project.

4.3 JCU must ensure that the Chief Investigator submits the Atlas Final Report to Atlas Pacific within one month of the conclusion of the Research Project.

4.3 The Atlas Final Report must address:

(a) the achievement or otherwise of the objectives of the Research Project,

(b) any Project Intellectual Property,

(c) the prospects of commercialising Project Intellectual Property, and

(d) any recommendations for any further research.

4.4 Atlas Pacific must treat the contents of the Final Report as Confidential Information in accordance with Clause 7, unless the Parties agree otherwise.

<u>OWNERSHIP AND USE OF INTELLECTUAL PROPERTY</u>

<u>Background Intellectual Property</u>

5.1 The ownership of Background Intellectual Property is not affected by this Agreement.

<u>Project Intellectual Property</u>

5.2 Project Intellectual Property, and in particular the control of information arising from the Research Project, will be dealt with by the Parties in accordance with Schedule 2.

5.3 Atlas Pacific agrees that any Intellectual Property owned by Atlas Pacific in Atlas Pacific oyster populations and oyster tissue do not create an exclusive interest in the Project Intellectual Property in the lineage, germ plasm or the DNA of those oysters.

5.4 JCU and Atlas Pacific will make decisions collaboratively with respect to publications based on Project Intellectual Property. An advance copy of proposed publications that incorporate information provided by Atlas Pacific or information presented in the Atlas Reports or the JCU Reports must be provided to Atlas Pacific for review prior to publication to ensure the protection of Confidential Information of Atlas Pacific.

5.5 Subject to clause 5.2, JCU and Atlas Pacific retain the right to conduct future research based on Project Intellectual Property.

5.6 Atlas Pacific will have a licence to distribute the contents of the Atlas Reports internally and to third Parties. Atlas Pacific may request JCU to obtain from any author of an Atlas Report a consent in favour of Atlas Pacific to do, or allow the doing of, any act or omission which, but for the consent, may infringe any Moral Right of the author.

<u>Student Results</u>

5.7 The Parties acknowledge:

(a) their intention that the Student Results will enter the public domain and will not be treated as Confidential Information, and

(b) that the Student will own copyright in any thesis or publication to the extent that that publication is authored by the Student which incorporates or is based on the Student Results.

5.8 Prior to the Student becoming involved in the Research Project, JCU must obtain agreement from the Student that any Student Results will be made freely available to the remainder of the Research Project.

INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

6.1 If Atlas Pacific or JCU shall learn or believe that:

(a) any unauthorised person has come into possession of any part of the Project Intellectual Property,

(b) any employee of any Party has made any improper or unauthorised use of the Project Intellectual Property, or

(c) any unauthorised person is doing any thing in contravention of rights that attach to and arise from the Project Intellectual Property,

then that Party must immediately report full particulars to the other Party, and each Party must provide to the other all assistance and information it may request with respect to that information..

OWNERSHIP AND USE OF CONFIDENTIAL INFORMATION

7.1 The Parties acknowledge that the Confidential Information is the property of the disclosing Party provided that the disclosing Party is either JCU or Atlas Pacific.

7.2 A recipient Party must use the Confidential Information solely for the purpose for which it was disclosed, and for no other purpose whatsoever, without the prior written consent of the disclosing Party, which the disclosing Party shall be at liberty to give or to decline to give in its unfettered and uncontrolled discretion.

7.3 Subject to this Agreement the recipient Party must keep secret and confidential the Confidential Information, and the recipient Party must not disclose, communicate, or otherwise make known to any person, whether during this Agreement or after its termination, any part of the Confidential Information for any purpose whatsoever, without the prior written consent of the disclosing Party, which the disclosing Party shall be at liberty to give or to decline to give in its unfettered and uncontrolled discretion.

7.4 The recipient Party shall be relieved from the recipient Party's obligations contained in clauses 7.2 and 7.3 in respect to any Confidential Information which:

(a) the recipient Party can prove with independent evidence was in the possession of the recipient Party as at the date of the disclosure,

(b) becomes part of the public domain otherwise than by a breach of this Agreement, or

(c) the recipient Party can prove with independent evidence that the Confidential Information was received in good faith from a person:

(i) who is not a Party to this agreement, and
(ii) who did not receive the Confidential Information from the disclosing Party or any person in respect to whom the disclosing Party can trace the provision of the Confidential Information originating with it.

7.5 Clause 7.4 shall not abrogate affect or prejudice any rights that accrued to the disclosing Party prior to, or as a result of such Confidential Information becoming part of the public domain.

7.6 The recipient Party acknowledges that:

(a) damages may be an inadequate remedy to the disclosing Party in the event of any breach of clause 7.2 or 7.3 occurring, and that only injunctive relief or some other equitable remedy might be adequate to properly protect the interests of the disclosing Party; and

(b) the disclosing Party would not have entered into this agreement but for the acknowledgment made by the recipient Party in paragraph (a).

7.7 If the Party intends to disclose Confidential Information to a third party then the disclosing Party must ensure that the third party recipient enters into an agreement to not disclose the Confidential Information further. Any such agreement shall be on the same or similar terms as Clause 7.

INFRINGEMENT OF CONFIDENTIALITY

8.1 If the recipient Party shall learn or believe that:

(a) any unauthorised person has come into possession of any part of the Confidential Information,

(b) any employee, agent, contractor or professional adviser of either Party has made any improper or unauthorised use of the Confidential Information, or

(c) any unauthorised person is doing any thing in contravention of rights that attach to and arise from the Confidential Information,

the recipient Party must immediately report full particulars to the disclosing Party, and must provide to the disclosing Party all assistance and information it may request with respect to that information.

EXCLUSION OF WARRANTIES

9.1 Atlas Pacific acknowledges the fundamental uncertainty with respect to the undertaking of research.

9.2 Each Party acknowledges that:

(a) except for such warranties on the part of JCU and Atlas Pacific as are expressly set out in this Agreement there are no other terms, warranties, undertakings or understandings whatsoever binding upon JCU, Atlas Pacific or between JCU and Atlas Pacific;

(b) JCU has not made, nor has any person on behalf of JCU made any term, warranty, undertaking, or understanding whatsoever that is not expressly set out in this Agreement;

(c) Atlas Pacific has not made, nor has any person on behalf of Atlas Pacific made any term, warranty, undertaking, or understanding whatsoever that is not expressly set out in this Agreement;

(d) to the full extent permitted by law, there are no statutory warranties binding upon JCU or Atlas Pacific; and

(e) no representation or promise of any description, not expressly included in this Agreement, was made before this Agreement was entered into by the Parties.

RELEASE & INDEMNITY

10.1 Each Party indemnifies and shall continue to indemnify the other Party its officers, employees, students and agents in the absence of any negligence on the indemnified Party's part from and against all actions, claims, proceedings or demands (including those brought by third Parties) which may be brought against the indemnified Party, whether on their own or jointly, in respect of any loss, death, injury, illness or damage (whether personal or property, and whether special, direct, indirect or consequential, including consequential financial loss) arising by reason of any negligence by the indemnifying Party or by any officer, employee, student or agent of the indemnifying Party in undertaking the Research Project. JCU shall be liable for its Students during and after this Agreement except where they are injured by the negligence or wilful misconduct of Atlas Pacific.

10.2 The obligations set out in clause 10.1 are continuing obligations separate and independent of other obligations, and shall survive the expiration or termination of this Agreement.

TERMINATION GENERALLY

11.1 Either Party may terminate this agreement by notice in writing served upon the other if:

(a) one Party is in default of any obligation contained in this agreement;

(b) such default has continued for not less than 14 days;

(c) the non defaulting Party serves upon the defaulting Party notice in writing requiring the default to be remedied within 30 days of the date of such notice, or such greater number of days as the non defaulting Party may in its discretion allow; and

(d) the defaulting Party shall have failed to comply with the notice referred to in paragraph (c).

11.2 If an event of default shall occur in accordance with Clause 11.1 above, the non-defaulting Party may by notice in writing terminate this agreement immediately.

RESULT OF TERMINATION – RESEARCH FUNDS

12.1 Immediately upon the termination of this agreement other than in accordance with Clause 2.5, JCU must take all such steps as are reasonably within its power to minimise the costs and expenses of the research program after the date of termination.

12.2 Notwithstanding the termination of this agreement Atlas Pacific must pay to JCU such part of the Research Funds as are unpaid and which relate to expenses arising or being incurred after the date of termination which JCU is unable to avoid despite its best efforts to do so pursuant to clause 12.1.

12.3 Atlas Pacific acknowledges that the operational support for the Student may constitute expenses that JCU is unable to avoid in the terms of clause 12.2.

12.4 JCU must repay to Atlas Pacific such part of the Research Funds which it has received but has not expended, nor will expend on unavoidable costs and expenses incurred after the date of termination.

ASSIGNMENT, SUB-CONTRACTING

13.1 Neither Party may assign, sub-contract, or transfer, any of its rights or obligations contained in this Agreement to any person, without the prior consent in writing of the other Party.

SERVICE OF NOTICES

14.1 Any notice to be given or served by one Party upon the other pursuant to this Agreement shall be sufficiently served if:

(a) sent by pre-paid post to the office of the Party appearing upon this Agreement, or to the address of the Party last known to the Party serving such notice; or

(b) sent by facsimile transmission.

WHOLE AGREEMENT

15.1 The Parties acknowledge that:

(a) the whole of the agreement between the Parties is contained in this Agreement; and

(b) there are no agreements, understandings, other terms whether express or implied, or collateral agreements in force or effect between the Parties that are not, contained in this Agreement.

VARIATIONS

16.1 No variation to this Agreement shall be binding upon the Parties unless that variation is in writing, and is signed by the Parties to this Agreement.

WAIVER

17.1 Any waiver shall be an effective waiver only if the waiver is expressly set out in writing and signed by the Party making the waiver.

APPLICABLE LAW

18.1 This agreement is made in and is subject to the laws of Queensland.

18.2 The parties acknowledge that Australian law applicable to the employment of individuals, either on a paid, voluntary or research basis, shall not apply to individuals travelling to and from, and working in Indonesia, pursuant to the terms of this Agreement.

SEVERANCE

19.1 If it is held by a court that:

(a) any part of this Agreement is or would be void, voidable, illegal or unenforceable; or

(b) the application of any part of this Agreement to any person or circumstances shall be or become invalid or unenforceable unless any part of this Agreement were severed from this Agreement;

that part shall be severable and shall not affect the continued operation of the remaining terms of this Agreement.

DISPUTE RESOLUTION

20.1 Should a dispute arise in relation to this Agreement, both Parties agree that the dispute will be resolved by mediation and there will be no appeal or action in any civil court in relation to the dispute and the decision will be binding. The mediators shall be a nominee of JCU, a nominee of Atlas Pacific and a member of the Institute of Arbitrators and Mediators Australia.

Schedule 1

Research Project

The Research Project is described in Attachment A.

Schedule 2

Research Project Outcomes and Information – Intellectual Property and Publication

Component 1– Identification of founder genetic base

Scope - Determination of the genetic potential of pearl oyster populations to produce a commercial pearl product.
Specific Outcomes -

1. Determination of phenotypic variability in important pearl traits among populations
2. Identification of genetically "superior" populations
3. Determination of the importance of genotype and environment interaction on the expression of phenotypically important commercial traits at the population level

What JCU wants to be able to do with the results:
The outcomes from this component are of a basic science nature and will provide for the first time information on whether populations from different regions differ in pearl production characteristics. These findings are of academic interest, as there is currently no information on how genetic variation at the population level influences phenotypic expression. No obvious commercial IP issues for JCU.
What will be delivered to Atlas Pacific:
A report will be delivered to Atlas Pacific outlining the influence base population genetics has on the expression of commercially important traits, as well as identifying genetically "superior" oyster populations to farm. Atlas Pacific will be free to use the results from this component for commercial, management and promotional purposes as they deem fit.
Joint issues:
The results from this component have no obvious commercial IP issues and will be jointly published by JCU/Atlas Pacific in international peer-reviewed scientific journals.

Component 2 – Influence environment has on family ranking

Scope – Determination of the influence environment has on phenotypic expression of commercially important traits at the family level (ie do families perform differently in different environments)
Specific Outcomes –

1. Determine importance of environment on the performance of pearl oyster families
2. Estimation of the dam contribution to heritability of commercial traits

What JCU wants to be able to do with the results:
Research outcomes are of basic science nature and will for the first time provide information on the influence family genetics has on expression of pearl traits. These research findings will be of major academic interest. No obvious commercial IP issues for JCU.
What will be delivered to Atlas Pacific:
A report will be delivered to Atlas Pacific outlining the influence family genetics has on the expression of commercially important traits. Atlas Pacific will be free to use the results from this component for commercial, management and promotional purposes as they deem fit.
Joint issues:
The results from this component have no obvious commercial IP issues and will be jointly published by JCU/Atlas Pacific in international peer-reviewed scientific journals.

Component 3. Estimation of heritability and genetic correlations

Scope – Determine the genetic component influencing the phenotypic expression of commercial traits through the use of a partly factorial mating design.
Specific Outcomes –

1. Heritability estimates for commercially important phenotypic traits
2. Genetic correlation estimates among commercially important phenotypic traits

3. Determine of the genetic variance contributed by sire and dam
4. Estimates of the rate of genetic gain expected from a selective breeding program for various traits.

What JCU wants to be able to do with the results:
Outcomes of academic interest, although the information is useful in a generic sense if JCU designs future selective breeding programs for Atlas Pacific (ie when JCU designs selective breeding programs they will know what traits are useful to improve and what traits aren't). JCU would use this information to aid the design of a selective breeding program for Atlas in the future. If JCU doesn't help Atlas Pacific with a selective breeding program the results are of minor use to the university for commercial purposes, as genetic parameters have to be estimated on a enterprise by enterprise basis to be reliable.
What will be delivered to Atlas:
A report will be delivered to Atlas Pacific that contains information on heritabilities and genetic correlations of various pearl oyster traits. Atlas Pacific will be free to use the results from this component for commercial, management and promotional purposes as they deem fit.
Joint issues:
The results from this component have no obvious commercial IP issues as the information generated will be operation specific to Atlas Pacific. JCU/Atlas Pacific will jointly publish research findings in international peer-reviewed scientific journals

<u>Component 4. Genetic diversity analyses</u>

Scope- Determine if there are discernable genetic differences at select gene loci among the three culture populations
Specific Outcomes -
1. Information on genetic variability among Indonesian populations of *P. maxma*
2. Identification of populations with high levels of genetic variability that may be useful in establishment of the founder genetic base for a future selective breeding program
3. Estimates on levels of inbreeding within pearl oyster populations

What JCU wants to be able to do with the results:
Research outcomes are of basic science nature and will provide information on levels of genetic diversity among Indonesian populations of P. maxima. This component will also allow JCU to identify if certain populations are inbred and therefore should be avoided in future selective breeding programs. No obvious commercial IP issues for JCU.
What will be delivered to Atlas Pacific
A report will be delivered to Atlas outlining levels of genetic diversity within and between populations of Indonesian *P. maxima*, as well as within several domesticated strains. Atlas Pacific will be free to use the results from this component for commercial, management and promotional purposes as they deem fit.
Joint issues
The results from this component have no obvious commercial IP issues and will be jointly published by JCU/Atlas in international peer-reviewed scientific journals

<u>Component 5. Development of a DNA parentage determination marker suite</u>

Scope – Develop a suite of microsatellite genetic markers that will allow pearl oyster individuals to be unambiguously assigned to their natal family.
Outcomes –
1. Isolation of microsatellite markers useful to DNA parentage analyses and population genetic surveys
2. Verification of the power of the DNA marker suite to assign progeny to their known parents
3. A DNA parentage determination system that can be applied in future selective breeding programs to reduce the rate of inbreeding in commercial populations

What JCU wants to be able to do with the results:
This component is the only one that has a direct applied application with any potential commercial value to JCU and is one where JCU will expend considerable extra resources (beyond those that are directly

funded by Atlas Pacific) to achieve its objective. The intention is to develop a DNA marker suite as a tool to obtain pedigree information on pearl oyster progeny. DNA primer sequences will be retained by JCU. The applicability of the technique to assign parentage in pearl oysters and its potential benefits to future selective breeding programs will be demonstrated to Atlas Pacific through information contained in reports.

What will be delivered to Atlas Pacific:

A report will be delivered to Atlas Pacific demonstrating that JCU has been able to develop a DNA pedigree system for pearl oysters and will contain information on the power and reliability of the marker suite developed. The report will not contain actual primer sequences. Atlas will be free to use the information contained in the report for commercial, management and promotional purposes as they deem fit.

Joint issues:

JCU/Atlas Pacific will jointly publish the results from this component in international peer-reviewed scientific journals (without release of primer sequences). JCU will not be restricted in its future use of the DNA marker suite.

Summary – Information generated by JCU

JCU will have initial control of the information it generates during the project.

Some of that information will go into reports to Atlas Pacific which Atlas Pacific can do with as it wishes (components 1 - 4), with the possible exception of the Atlas Final Report to the extent that it may contain commercial-in-confidence information (component 5, clause 4.4).

Some of that information will end up in joint publications, in which case there would be joint copyright ownership (components 1-5, clause 5.3).

JCU will retain control of the information it generates out of component 5, DNA parentage determination marker suit. This information has some potential for commercial exploitation, but almost certainly only by virtue of its being kept confidential.

However Atlas would have privileged access to the exploitation of that information:

- JCU would provide Atlas Pacific with a report detailing its capacity to conduct a selective breeding program,
- Atlas Pacific would have first call on its commission, and
- in the event that Atlas Pacific commissions JCU to conduct a selective breeding program, it will do so at a 15% discount to its standard commercial rates.

Patents

The project is unlikely to generate a patentable invention.

However, in the event that either Atlas Pacific or JCU believe that any project outcome is patentable, the Parties must meet to determine:

(a) whether or not the outcome should be patented,
(b) who should be named as inventor(s) and which Party(ies) should be the owner(s),
(c) the rights of the non-owning Party, or the rights of the joint owners (whichever applies).

The principle for determining inventorship will be in accordance with patent law.

The principle for determining ownership will be in accordance with the determination on inventorship.

If the patent would be jointly owned, the following principles must apply:

(a) it may only be exploited by either owner individually if the exploiting Party obtains the prior written consent of the other Party and the exploiting Party accounts to the other for any profits;
(b) it may only be licensed by either owner to a third Party if the licensing Party obtains the prior written consent of the other Party and the licensing Party accounts to the other for any profits.

Schedule 3

In-Kind Support by Atlas Pacific:

For the duration of the Research Project Atlas Pacific will provide adequate in-kind support relating to the hatchery production of pearl oyster family lines, their culture and collection of research data according to the Research Project's experimental design as outlined in Attachment A. This in-kind support will include (but not be limited to) access to broodstock animals, hatchery facilities and equipment, culture sites and associated labour and facilities.

Research Funds:

The total of Research Funds for the Research Project is $50,000 per annum for four years, paid in two 6-monthly installments of $25,000.

Atlas Pacific will make payments to JCU within 30 days of receipt of a scheduled invoice from JCU.

The first invoice for $25,000 will be sent upon signing of this Agreement.

Subsequent dates for invoicing are as follows:

-
- 1 February 2005
- 1 July 2005
- 1 February 2006
- 1 July 2006
- 1 February 2007
- 1 July 2007
- 1 Feb 2008

SIGNATURES OF PARTIES

SIGNED)
for JCU)
in the presence of)

Signature
Professor T. Norman Palmer

Signatory Print Name

Witness Sign

P. D. SAUNDERS
Witness Print Name

SIGNED)
for Atlas Pacific)
in the presence of)

Signature

JOSEPH TAYLOR
Signatory Print Name

Witness Sign

SIMON ADAMS
Witness Print Name

ATTACHMENT A

Options for genetic improvement of the silver/gold lip pearl oyster (*Pinctada maxima*)

Dr Dean Jerry
Marine Biology and Aquaculture
James Cook University
Townsville



JAMES COOK UNIVERSITY

Experimental design

It is critical when conducting strain comparison trials to remove any influence of confounding environmental effects (particularly temporal variation). Therefore a requirement of this experiment will be a capacity to breed at least 15 families from each hatchery population at a single location. The breeding populations will consist of animals from Aru, Misool and Waigeo. In this experiment, 15 full-sibling families (one male: one female) will be spawned resulting in a total of 45 families. It is important that the broodstock animals are pure stock from each of the three locations and that they have not inadvertently been mixed. The larvae from each family will be kept separated through the hatchery phase. Once the larvae of each family are competent pediveligers, they will be split in half and transported to Bali and Bacan for settlement on collectors and subsequent grow-out.

To ensure that the population variance is accurately estimated all individuals initially stocked must be maintained throughout the entire experiment (i.e. no grading). Facilities to breed at least 45 broodstock pairs within a maximum of five days will be required. To eliminate possible temporal bias equal number of families from each site will be spawned per day (if the spawning phase is going to take 3 days then 5 families from each population will be spawned per day).

Critical requirements of this experimental component are as follows;

1. Pure genetic family lines from each population (ie no mixing of broodstock from different populations). Require 15 pairs to breed/population.
2. Hatchery production and rearing of 45 families within a maximum of five days.
3. Spatial segregation of experimental families from commercial operations to lesson likelihood of mixed family lines
4. No grading of animals until time of pearl seeding
5. Adequate stocking numbers to ensure that a minimum of 50 pearls from each family at each location (ie Alyui and Bacan) are produced at the end of the evaluation phase (ie 100 pearl oysters from each family, 4500 pearl oysters in total).

Potential Problems

Minimums of 15 families per broodstock location are to be generated requiring the successful spawning of 45 males and females. Assuming a 50% success in spawning success, up to 30 females will be required from each location. As males readily spawn the number of males required should not pose a problem. Modifications to the hatchery will be required to prevent the transfer of sperm among spawning cells.

45 containers in the hatchery will be required to separate the families until time of settlement.

Due diligence throughout the hatchery phase is essential and of pivotal importance to the project. Loss of family identity and mix-ups in the hatchery phase will compromise the integrity of the results at the end of the experiment.

unknowingly selecting for negative traits (i.e. tolerance to Taura syndrome in the Pacific White Shrimp is negatively correlated with growth rate (Argue, et al., 2002)).

Design – This component of the improvement program aims to gather genetic parameter information on commercially important production traits of pearl oysters. Traits for which genetic parameters will be estimated include pearl shell dimensions (length, dorsoventral medium, width), nacre colour, growth rate, pearl characteristics (colour, shape, lustre) and survival. The role genetic variance of the donor and host oysters each have on pearl production will also be elucidated. This experiment will be based on broodstock originating from a single location (ie Aru).

Experiments aimed at estimating genetic parameters utilise the partitioning of genetic variance between half- and full-sib individuals from multiple families. Simulations demonstrate that to lower the predicted mean standard error of heritability estimates to an acceptable 5%, a minimum of 50 progeny each generated from 20 half-sib and 40 full sib families will be required. This means that in total a minimum of 2000 progeny need to be reared to the end of the experiment. To prevent confounding environmental effects due to temporal variation it is absolutely critical that these 40 families are produced within a few days. Families can be reared separately until a time where they can be marked and communally reared.

A total of 20 males and 40 females will be spawned to generate 20 full- and 40 half-sibling families in a partly factorial mating design. In this design each male will be mated to two females to allow us to estimate both the sire and dam component of heritability. An example of how the partly factorial mating design will operate is shown in Figure 1.

Figure 1: Outline of partly factorial mating design to generate genetic parameter information in *Pinctada maxima*.

	Male 1	Male 2	Male 3	Male *z*
Female 1	X			
Female 2	X			
Female 3		X		
Female 4		X		
Female 5			X	
Female 6			X	
Female *y*				*X*
Female *z*				*X*

Heritability parameters only estimate the proportion of genetic influence under the conditions imposed by the local environment. Consequently it is important that this trial is conducted under a commercial setting. However, as for component 1, to obtain accurate estimates of genetic variance it is important that experimental animals are not graded.

The ideal number of breeders required and the mating strategy can be determined from computer simulations. However, it will be desirable to use molecular techniques to estimate the degree of relatedness and total genetic diversity of cultured populations (i.e. what is termed a genetic audit). Once data on the genetic diversity of populations is gained, this information will be used to devise a mating strategy that reduces the inevitable accumulation of inbreeding to an absolute minimum.

An additional benefit of conducting a genetic audit is that different strains of culture animals can easily be identified. These different strains may then be used to introduce new genetic variation to inbred populations, or to conduct crosses to increase productivity due to heterosis (= hybrid vigour).

Design – There are a number of readily obtainable genetic markers that can be used to estimate genetic diversity in pearl oyster stocks. These include mitochondrial DNA and microsatellites (see below). The objective of this component will be to determine the degree of relatedness among individuals *within* current cultured populations, as well as *between* populations. If genetic material can readily be obtained it will be useful to also examine wild stocks.

Resources – Tissue from around 50 randomly chosen individuals from each of the cultured populations will be required to conduct the genetic audit (this can be mantle tissue, gill tissue, etc). It also will be advantageous to collect additional samples from neighbouring and distant areas.

Timetable – A genetic audit based on mitochondrial DNA can commence as soon as tissues are received. This is because genetic markers already exist for this part of the genome. Such an analysis will take around 18 months to complete. The use of microsatellites will require an additional 12 months, as these markers will have to be developed from scratch. However, once microsatellite markers are developed they will be utilized in the development of a DNA parentage test kit as outlined in Component 5.

Component 5 – Development of a DNA parentage system

When conducting selective breeding programs involving aquaculture species it is important to retain information on genealogical relationships among individuals between generations. This permits the design of breeding programs that maximize the genetic response for traits of interest, while minimizing the potential detrimental effects of accumulated inbreeding.

Genealogical inference using highly polymorphic genetic markers is becoming increasingly common in aquaculture genetic improvement programs as a way to establish pedigrees (Garcia de leon, et al., 1998; Norris, et al., 2000). The use of DNA markers allows progeny from different families to be communally stocked together and retrospectively assigned to their family of origin. There is no requirement to mark or segregate the progeny before stocking into the ponds. This means that labour and infrastructure costs associated with separate rearing are reduced. A further benefit of developing DNA parentage systems for aquaculture breeding programs is that we can

progeny so that the power of the DNA parentage system can be evaluated against oysters with a known parent-progeny relationship.

3. Upon transport to JCU DNA from each of the animals will be extracted and used to develop microsatellite markers. Once developed these markers will be evaluated for their suitability in assigning the progeny back to their known parents.

Timetable – Development of a DNA parentage test kit to the point where it can routinely be applied to a breeding program will take between 2 and 3 years.

Scope and outcomes of the R&D project

This project is not a genetic improvement program. Its research aim and scope is to develop molecular tools and acquire statistical information to allow at the end of the project a well-designed selective breeding program to commence. If a future selective breeding program is to achieve maximum genetic gains it is imperative that it be based on accurate information on the heritability and genetic relationships among traits, as well as having a breeding strategy that minimizes the rate of inbreeding. The overall scope of this research program is to gather together all the information necessary to ensure that future selective breeding programs can be designed that achieve maximum genetic gains for the traits of interest.

Individual scopes and outcomes of each component are listed below;

Component 1– Identification of founder genetic base

Scope - Determination of the genetic potential of three pearl oyster populations to produce a commercial pearl product.

Specific Outcomes -

1. Determination of phenotypic variability in commercially important pearl traits among populations
2. Identification of a genetically "superior" population that can subsequently be used as the founder genetic base of a selective breeding program.
3. Determination of the importance of genotype and environment interaction on the expression of phenotypically important commercial traits at the population level

Component 2 – Influence environment has on family ranking

Scope – Determination of the influence environment has on phenotypic expression of commercially important traits at the family level (ie do families perform differently in different environments)

Specific Outcomes –

1. Determine importance of environment on the performance of pearl oyster families
2. Identification of superior performing families that can be used as founder families in a future genetic improvement program
3. Estimation of the dam contribution to heritability of commercial traits

Jerry, D.R., Preston, N.P., Crocos, P.J., Keys, S, Meadows, J.R.S. and Li, Y. Parentage determination of Kuruma shrimp *Penaeus* (*Marsupenaeus*) *japonicus* using microsatellite markers. Aquaculture (in review).

Knibb, W., 2000. Genetic improvement of marine fish - which method for industry. Aquaculture Research 31, 11-23.

Norris, A.T., Bradley, D.G., Cunningham, E.P., 2000. Parentage and relatedness determination in farmed Atlantic salmon (*Salmo salar*) using microsatellite markers. Aquaculture 182, 73-83.

O'Reilly, P., Wright, J.M., 1995. The evolving technology of DNA fingerprinting and its application to fisheries and aquaculture. Journal of Fish Biology 47, 29-55.